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                                                                   EXHIBIT 99.17

[LOGO] CYPRUS AMAX                     ASARCO                           NEWS
       MINERALS COMPANY

                                                           FOR IMMEDIATE RELEASE


                      CYPRUS AMAX AND ASARCO BOARDS REJECT
                          PHELPS DODGE EXCHANGE OFFERS

                         URGE SHAREHOLDERS TO VOTE FOR
                      ASARCO CYPRUS MERGER ON SEPTEMBER 30


DENVER, CO., and NEW YORK, NY, September 8, 1999 Cyprus Amax Minerals Company (NYSE:CYM) and ASARCO Incorporated (NYSE:AR) today announced that their respective Boards of Directors unanimously rejected Phelps Dodge's exchange offers to their shareholders as inadequate and not in the best interests of their shareholders. The Boards also unanimously recommended that their shareholders reject the exchange offers and not tender their shares, and unanimously reaffirmed that the terms of the Asarco Cyprus business combination are fair to, and in the best interests of, their shareholders.

     In their recommendations to their shareholders, the Cyprus Amax and Asarco Boards cited, among other things:

     * The advantages to the shareholders of becoming shareholders in Asarco Cyprus, including, that they retain 100% of the $275 million of annual savings created by the combination.

     * The Phelps Dodge exchange offers are inadequate and fail to compensate Cyprus Amax and Asarco shareholders for their relative contribution to a three-way combination with Phelps Dodge.

     * The opinion, rendered on September 8, 1999, of their respective financial advisors that the consideration offered to the shareholders is inadequate to such holders from a financial point of view.
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     *    The special $5.00 per share cash payment to the stockholders of Asarco
          Cyprus immediately following the combination provides them with immediate and significant value.

     * A three-way combination raises substantial issues under the antitrust laws. The Boards noted that the Phelps Dodge exchange offers are conditioned on the expiration of the Hart-Scott antitrust waiting period but Phelps Dodge has not even filed the required notification yet. In contrast, the applicable waiting period for the Asarco Cyprus combination has already expired.

     * The highly conditional nature of the Phelps Dodge exchange offers, including with respect to antitrust regulatory approval and Phelps Dodge's own stockholder approval which is not being sought until after the Cyprus Amax and Asarco September 30 shareholder meeting date.

Accordingly, each Board recommends to its shareholders that they do not tender their shares to Phelps Dodge and strongly urges them to vote in favor of the Asarco Cyprus combination on September 30.

Milton H. Ward, Chairman and Chief Executive Officer of Cyprus Amax and Francis
R. McAllister, Chairman and Chief Executive Officer of Asarco, speaking together said, "It is absolutely clear from Phelps Dodge's actions over the course of the last few weeks that it is trying to coerce Cyprus Amax and Asarco shareholders into a situation that is not in their best interests. First, Phelps Dodge's opportunistic and inadequate exchange offers do not give our shareholders their fair ownership interest in the combined entity. Second, a three-way combination with Phelps Dodge raises substantial antitrust issues that Phelps Dodge has not yet
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begun to address. Third, Phelps Dodge has never offered any persuasive reason why it would walk away if our shareholders approve our two-way combination, if in fact Phelps Dodge is sincere in wanting to merge with both companies."

Messrs. Ward and McAllister went on to say that "The Boards of Cyprus Amax and Asarco are committed to achieving the best value for their shareholders and will not sacrifice their shareholders' interest for Phelps Dodge's own agenda, which is to maximize value for Phelps Dodge and its shareholders. It is for this reason that we strongly recommend shareholders vote for the Asarco Cyprus transaction on September 30."

Cyprus Amax and Asarco also announced today that they were each filing with the Securities and Exchange Commission, and will mail to their shareholders, a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the Board's formal recommendation with respect to the Phelps Dodge exchange offer and the reasons for the recommendation. Additional information with respect to each Board's decision to recommend that shareholders reject the Phelps Dodge offer is contained in the Schedule 14D-9.

Actual results may vary materially from any forward-looking statement the companies make. Refer to the cautionary statement risk factors contained in Cyprus Amax's and Asarco's 1998 Form 10K's.